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                                                                     EXHIBIT 5.1

                                                                  March 13, 1997

Dunn Computer Corporation
1306 Squire Court
Sterling, Virginia 20166

Gentlemen:

    You have requested our opinion, as counsel for Dunn Computer Corporation, a Delaware corporation (the "Company"), in connection with the Company's registration statement on Form SB-2 ("Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), File No. 333-19635 being filed by the Company with the Securities and Exchange Commission on March 13, 1997.

    The Registration Statement relates to an offer by the Company of 1,000,000 shares of the Company's common stock, $.001 par value ("Common Stock").

    We have examined such records and documents and made such examinations of law as we have deemed relevant in connection with this opinion. It is our opinion that when there has been compliance with the Act, the Common Stock, when issued, delivered, and paid for, will be fully paid, validly issued and nonassessable.

    No opinion is expressed herein as to any laws other than the laws of the State of New York, of the United States and the corporate laws of the State of Delaware.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In doing so, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                          Very truly yours,

                                          /s/ Gersten, Savage, Kaplowitz,
                                          Fredericks & Curtin, LLP

                                          GERSTEN, SAVAGE, KAPLOWITZ,
                                          FREDERICKS & CURTIN, LLP